Exhibit 10.3

FACTORING AGREEMENT

THIS FACTORING AGREEMENT (“Agreement”) is made and entered into as of this 4TH day of November 2005, by and between ATSI COMMUNICATIONS, INC., a Nevada corporation, with principal offices and mailing address at 8600 Wurzbach, Suite 700W, San Antonio, Texas 78240 (hereinafter called the "Seller"), and CSI BUSINESS FINANCE, INC., a Texas corporation, with offices at 109 North Post Oak Lane, Suite 422, Houston, Harris County, Texas 77024 (hereinafter called "CSI");

W I T N E&# 160;S S E T H:

WHEREAS, CSI is engaged in, among other things, the business of purchasing accounts receivable and other rights to payment from persons or firms selling goods or rendering services to others, and Seller desires from time to time to sell accounts receivable and other rights to CSI pursuant to the terms of this Agreement;

NOW THEREFORE, for and in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CSI and Seller hereby agree as follows:

ARTICLE I

GENERAL TERMS

Section 1.01  Terms Defined Above. As used in this Agreement, the terms "Seller" and "CSI" shall have the meanings indicated above.

Section 1.02  Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Account Debtor” shall mean the party or parties obligated to pay an Account.

"Accounts" shall mean the accounts receivable and other forms of rights to payment described on Schedule A attached hereto and/or as set forth on a supplemental Schedule A to be attached in the future and signed by Seller and accepted for purchase by CSI.

“Accounts Eligible for Purchase" shall mean accounts receivable for goods actually sold or leased by Seller or services actually performed by Seller that have not been pledged to any party other than CSI (except for Liens permitted under Section 5.02 hereof), after deducting (a) the amount on all such accounts unpaid for ninety (90) days or more after the date of original invoice, (b) the amount of all discounts, allowances, rebates, credits and adjustments to such accounts, (c) all contra-accounts, setoffs, defenses or counterclaims asserted by or available to the Persons obligated on such accounts, (d) all such accounts owing by officers or employees of the Seller or by Subsidiaries or any other Person in which the Seller may have an equity interest, (e) all such accounts owed by Account Debtors which are insolvent, in any bankruptcy proceeding, or otherwise which CSI, in its sole discretion, deems not acceptable, (f) all such accounts for which twenty percent (20%) of the outstanding aggregate balance owed by any Account Debtor, is unpaid for ninety (90) days or more after the date of the original invoices unless the account debtor is an United States Government agency or an investment grade Account Debtor, (g) the amount owed by any Account Debtor on such accounts which exceeds twenty-five percent (25%) of the total of all Accounts Eligible for Purchase of the Seller, and (h) accounts where the Account Debtor is a foreign entity. The term “Accounts Eligible for Purchase” shall include Accounts that have already been purchased by CSI hereunder unless and until such Accounts are actually collected or would otherwise be excluded pursuant to clauses (a) through (h) above.

Standards of eligibility may be set and may be revised, and reserves may be established, from time to time solely by CSI in its exclusive judgment.

"Affiliate" shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement, Seller, Guarantors, and each of their respective Subsidiaries shall be deemed to be Affiliates of one another.

“Agreed Due Date” shall mean 30 days after the date the invoice leading to the Account was originally issued by Seller, unless otherwise agreed in writing between CSI and Seller.

"Agreement" shall mean this Factoring Agreement, as the same may from time to time be amended or supplemented.

"Business Day" shall mean Banking Day as such term is defined in section 4.104 of the UCC.

“Clearance Days” means the actual number of days after a payment is made for the payment to clear CSI’s bank, but not less than three (3) business days.

"Closing" shall mean the date and time for closing the transaction contemplated hereby, described in Section 7.01 hereof.

"Commitment" shall mean the obligation of CSI to consider the purchase of Seller’s accounts receivable under Section 2.01 hereof, up to the amount of the Maximum Committed Funds.

"Default" shall mean the occurrence of any of the events specified in Article VI hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Deferred Purchase Price” means any portion of the Purchase Price of an Account that is deferred at the request of Seller and at Seller’s sole discretion pursuant to Section 2.05. Any amount of the Purchase Price that is deferred shall be available upon request of Seller except to the extent that as a result of such request, the Accounts Eligible for Purchase would be rendered less than the Funds Employed following payment of the Deferred Purchase Price.

"DTPA" shall mean the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Event of Default" shall mean the occurrence of any of the events specified in Article VI hereof, provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

"Financial Statements" shall mean the consolidated and consolidating financial statement or statements of the Seller and its Subsidiaries delivered to CSI pursuant to Section 3.06 hereof.

"Funding Date" shall mean the date upon which CSI initially purchases any Accounts pursuant to this Agreement.

"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, security agreement, deed of trust, assignment, collateral mortgage, chattel mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment, bailment for security purposes or certificate of title lien. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Seller or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

"Maximum Committed Funds" shall mean the maximum amount of funds CSI has agreed to employ in the purchase of Accounts pursuant hereto, which amount shall not exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00).

“Net Funds Employed” shall mean the sum of (i) the aggregate funds paid by CSI for Accounts that remain outstanding or for which the amount of such Accounts has not been paid to CSI plus (ii) all fees and other amounts owed by Seller to CSI pursuant to this Agreement.

“New Accounts Eligible for Purchase” shall mean Accounts Eligible for Purchase other than those that have already been purchased by CSI pursuant hereto.

"Obligations" shall mean any and all amounts owing or to be owing by the Seller pursuant to this Agreement or the other Security Instruments to CSI, and other obligations of the Seller to CSI from time to time existing, whether in connection with this or other transactions; provided, however, under no circumstances shall the funds paid to Seller in consideration of the sale of Accounts to CSI be deemed Obligations.

"Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

"Plan" shall mean any Plan subject to Title IV of ERISA and maintained by the Seller or any Subsidiary, or any such plan to which the Seller or any Subsidiary is required to contribute on behalf of its employees.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Purchase Price" shall have the meaning specified in Section 2.05 hereof.

"RICO" shall mean the Racketeer Influence and Corrupt Organization Act of 1970, as amended.

"Reserve Account" shall have the meaning specified in Section 2.05 hereof.

"Security Instruments" shall mean this Agreement, the agreements or instruments described or referred to in Sections 7.08, 7.09 and 7.11 hereof, and any and all other agreements or instruments now or hereafter executed and delivered by the Seller, any Subsidiary or any other Person (other than solely by CSI) in connection with, or as security for the payment or performance of, the Obligations.

"Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the issued and outstanding securities having ordinary voting power for the election of directors is owned or controlled, directly or indirectly, by the Seller and/or one or more of its subsidiaries and/or one or more shareholders of the Seller; provided, that any such corporation of which more than fifty percent (50%) of such securities is owned by the shareholders of the Seller, and none of which securities are owned by the Seller or any subsidiary of the Seller, shall not be deemed a Subsidiary hereunder.

"Termination Date" shall mean one year from the date of this Agreement.

“Validity Guarantors” shall mean Arthur L. Smith and Antonio Estrada, collectively.

Section 1.03  Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles, consistently applied, except where such principles are inconsistent with the requirements of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ACCOUNTS

Section 2.01 Purchase and Sale of Accounts Receivable and other Rights. At each occasion in which Seller desires to sell Accounts to CSI and on such other occasions as shall be requested by CSI, Seller shall complete a document in the form of Schedule A attached hereto. Such Schedule A shall set forth all New Accounts Eligible for Purchase for which Seller is submitting to CSI for purchase, and shall also include an up to date listing of all Accounts Eligible for Purchase. This schedule shall be certified by the president or the chief financial officer of Seller as being true and correct, to the best of their knowledge, as of the date thereof. Seller covenants and agrees that at no time shall the Net Funds Employed exceed seventy-five percent (75.0%) of all Accounts Eligible for Purchase (as may be adjusted from time to time by CSI in its sole discretion). CSI may elect at any time to return back to Seller and charge back any outstanding Account that is no longer an Account Eligible for Purchase. Upon CSI’s election to return and charge-back an Account that is no longer an Account Eligible for Purchase, Seller shall pay to CSI the face amount of the invoice less any payments theretofore received on such invoice by CSI. In order to fund such return and charge-back, CSI may, at its option, take any one or more of the following actions: (a) charge the Reserve Account for such amount, (b) subtract such amount from the Purchase Price for the next Account sold by Seller to CSI, or (c) otherwise invoice Seller for such amount, with such invoice being payable upon receipt. Upon payment to CSI of such amount, CSI shall assign, transfer, convey and deliver such Account to Seller without recourse. Acceptance of one or more Accounts listed on a Schedule A by CSI shall be evidenced by notation on the internal records of CSI and the funding (whether through payment to Seller or credit against obligations of Seller to CSI as provided herein) of the Purchase Price of the purchased Account to Seller. All purchased Accounts shall be subject in all respects to the terms of this Agreement. The parties agree that the transactions contemplated by Agreement are each an “Account Purchase Transaction” as that term is used in section 306.001 of the Texas Finance Code.

Section 2.02 Transfer of Related Interests. In addition to the Accounts, Seller hereby sells, assigns, transfers, conveys and delivers to CSI all other rights, title and interests (but not obligations) now or hereafter existing in connection with the Accounts, including, but not limited to, liens, security interests and guarantees securing payment of the Accounts, Seller's interest in returned goods arising with respect to the Accounts, and all other rights and remedies of Seller related to the Accounts such as rights of stoppage in transit, replevin, reclamation and lawsuits to collect the Accounts. If any Account is ever represented by a promissory note or other written evidence of obligation, Seller shall endorse and deliver the same to CSI and take any other action requested by CSI to effectuate such transfer.

Section 2.03 Further Assurances. Seller agrees to execute and deliver to CSI such notices of assignment and other documents as CSI may request from time to time to further document the sale and assignment of Accounts hereunder.

Section 2.04 Terms - Seller's Customers. Except as may otherwise be agreed to in writing from time to time, all Accounts shall be due on or before the Agreed Due Date. All invoices to be purchased pursuant hereto will be forwarded to the Account Debtor upon delivery of the goods or the services that are the subject of the Account. Seller shall not vary the terms of sale, terms of payment, or location of payment set forth in the invoice relating to any Account without CSI's prior written consent, it being understood that any such Account is the property of CSI.

Section 2.05 Purchase Price; Fees; Deferral of Receipt of Purchase Price; Reserve Account. The Purchase Price (herein so called) for Accounts shall be the gross amount of the invoice, including any miscellaneous charges such as sales taxes, less any early payment or special discounts offered to Seller's customers as previously disclosed to CSI (the “Adjusted Gross Amount of the Invoice”), less the fees that accrue to CSI hereunder as provided herein. At the option of Seller and upon notice to CSI, Seller shall be permitted to defer receipt of a portion of the Purchase Price following the sale of any of its Accounts hereunder, and CSI shall thereafter pay to Seller the Deferred Purchase Price upon reasonable notice from Seller so long as the payment of such Deferred Purchase Price at the time of request does not otherwise place Seller in default of its obligations under this Agreement. As its fee for the purchase of Accounts, Seller shall pay to CSI on a monthly basis the average dollar amount of funds employed by CSI in connection with the purchase of Accounts from the Seller for the month, times one and five tenths percent (1.50%). In addition, there shall be subtracted from each payment for an Account an amount equal to twenty-five percent (25.0%) of the Adjusted Gross Amount of the Invoice, which amount shall stand as a reserve securing the payment of the fees and other amounts which Seller shall be obligated to pay hereunder or pursuant to any other Security Instrument (such reserve being referred to herein as the “Reserve Account”). The balance in the Reserve Account shall at all times be maintained in a minimum amount equal to no less than twenty-five percent (25.0%) of the aggregate gross amount of all Accounts outstanding at a particular time; provided, however, (i) the applicable percentage deduction from the Purchase Price described above may be increased as necessary to maintain such minimum balance, and (ii) the amount required to be maintained in the Reserve Account as a percentage of the gross amount of all Accounts outstanding may be increased or decreased upon notice by CSI to Seller in CSI’s sole discretion. Upon request of Seller, CSI shall release to Seller amounts, if any, in the Reserve Account in excess of the balance required pursuant to this Section 2.05. While the reserve provided for herein is referred to as the Reserve Account, Seller acknowledges that the Reserve Account shall actually be a series of journal entries on the books and records of CSI, and that no actual segregated bank account will exist with the funds represented by the Reserve Account. The Reserve Account shall accrue no interest. Notwithstanding the foregoing, to the extent Seller defers receipt of a portion of the purchase price as permitted above, CSI may reduce the amount retained in the Reserve Account for such Account upon purchase of such Account during the deferral period.

Section 2.06  Termination of Commitment. Notwithstanding anything to the contrary contained herein or in any of the other Security Instruments, CSI may, (a) at any time, and from time to time, in its sole discretion, refuse to purchase any particular account receivable hereunder, or (b) upon giving the Seller at least sixty (60) days' prior notice, at any time terminate its Commitment to purchase accounts hereunder. The rights of CSI under this Section 2.06 are in addition to the rights of CSI to terminate the Commitment pursuant to Section 6.02 hereof.

Section 2.07 Early Termination Fee. In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of CSI’s lost profits as a result of early termination of this Agreement, Seller shall pay CSI upon the effective date of such termination, a fee of Ten Thousand and No/100 Dollars ($10,000.00) (the “Termination Fee”), if, prior to the Termination Date, Seller (i) defaults under this Agreement and CSI terminates its Commitment hereunder and requires the repurchase of Accounts hereunder as permitted pursuant to Section 6.02, (ii) fails to continue to offer accounts receivable to CSI for purchase in the ordinary course of business pursuant to this Agreement prior to the Termination Date, or (iii) terminates this Agreement; provided, however, Seller agrees that under no circumstances shall it terminate this agreement absent the providing of thirty (30) days written notice to CSI of such termination.

Section 2.08 Application and Documentation Fees. Seller shall pay to CSI an application fee in the amount of One Thousand and No/100 Dollars ($1,000.00), and a documentation fee of Two Thousand Five Hundred and No/100 Dollars ($2,500.00). Such fees shall be due and payable on the date specified in Section 7.01 hereof.

Section 2.09 Minimum Committed Funds. So long as CSI’s commitment pursuant to this Agreement is continuing, Seller shall at all times have a sufficient quantity of outstanding Accounts that have been sold to CSI hereunder such that the minimum Net Funds Employed committed by CSI pursuant to this Agreement shall be One Hundred Fifty Thousand and No/100 ($150,000.00). Seller shall not elect to defer any portion of the Purchase Price at such times as the Net Funds Employed under this Agreement are less than the minimum Net Funds Employed requirements described in the previous sentence. This Section 2.09 shall not be read so as to require CSI to purchase or continue to own any Accounts that would not constitute Accounts Eligible for Purchase.

Section 2.10 Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by CSI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce CSI to enter into this Agreement, the Seller represents and warrants to CSI that:

Section 3.01  Corporate Existence. The Seller and each Subsidiary is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified as a foreign corporation in all jurisdictions wherein it maintains a place of business.

Section 3.02  Corporate Power and Authorization. The Seller is duly authorized and empowered to enter into this Agreement and continue to sell Accounts pursuant to the terms hereof; and the Seller and each Subsidiary is duly authorized and empowered to execute, deliver and perform the Security Instruments, including this Agreement, to which it is a party; and all corporate action on the Seller's or any Subsidiary's part requisite due execution, delivery and performance of the Security Instruments, including this Agreement, to which the Seller or any Subsidiary is a party has been duly and effectively taken. The Board of Directors of the Seller acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to valid and unanimous consent, has determined (i) that entry into and performance of this Agreement and each of the other documents to which the Seller is a party, directly or indirectly benefits the Seller and (ii) that adequate and fair consideration and reasonably equivalent value has been received by the Seller to execute and perform this Agreement and each of the other documents to which it is a party.

Section 3.03  Binding Obligations. This Agreement does, and the other Security Instruments to which the Seller and any Subsidiaries are parties upon their execution and delivery will, constitute valid and binding obligations of the Seller or the Subsidiary, as the case may be, enforceable in accordance with their terms.

Section 3.04  No Legal Bar or Resultant Lien. The Security Instruments, including this Agreement, to which the Seller or any Subsidiary is a party, do not and will not violate any provisions of the articles or certificates of incorporation or bylaws of the Seller or any such Subsidiary, or any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which the Seller or such Subsidiary is subject, or result in the creation or imposition of any Lien upon any Properties of the Seller or such Subsidiary, other than those contemplated by this Agreement.

Section 3.05  No Consent. The execution, delivery and performance of the Security Instruments, including this Agreement, to which the Seller or any Subsidiary is a party do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

Section 3.06  Financial Condition. The audited consolidated and consolidating financial statements of the Seller and its Subsidiaries dated July 31, 2005, which have been delivered to CSI, are complete and correct in all material respects, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and fully and accurately reflect the financial condition and results of the operations of the Seller and its Subsidiaries as at the date or dates and for the period or periods stated (subject only to normal year-end audit adjustments with respect to any unaudited interim statements). No material adverse change, either in any case or in the aggregate, has since occurred in the condition, financial or otherwise, of the Seller or any Subsidiary, except as disclosed to CSI in writing.

Section 3.07  Investments and Guaranties. Neither the Seller nor any Subsidiary has made investments in, advances to or guaranties of the obligations of any Person, except as reflected in the Financial Statements or disclosed to CSI in writing.

Section 3.08  Issuance of Stock. Unless otherwise previously disclosed by Seller, there are no outstanding subscriptions, warrants, options, calls, commitments, convertible securities or other agreements to which Seller is a party or by which it is bound, calling for the issuance of any capital stock or securities convertible into capital stock of Seller. From and after the date of this Agreement, Seller shall provide Factor with written notice thirty (30) days prior to the issuance of any additional subscriptions, warrants, option, calls, commitment, convertible securities or other agreement to which Seller is a party or by which it is bound, calling for the issuance of any capital stock or securities convertible into capital stock of Seller.

Section 3.09  Liabilities. Except for liabilities incurred in the normal course of business, neither the Seller nor any Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the Financial Statements or as disclosed to CSI in writing. Except as described in the Financial Statements, or as otherwise disclosed to CSI in writing, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any Subsidiary which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or the Properties of the Seller or any Subsidiary or their ability to carry on business as now conducted.

Section 3.10  Taxes; Governmental Charges. The Seller and each Subsidiary has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it.

Section 3.11  Titles, etc. The Seller and each Subsidiary has good title to its respective material (individually or in the aggregate) Properties, free and clear of all Liens except those referred to in the Financial Statements.

Section 3.12  Defaults. Neither the Seller nor any Subsidiary is in default (in any respect which materially and adversely affects its respective business, Properties, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which the Seller or any Subsidiary is a party or by which the Seller or any Subsidiary is bound, except as disclosed to CSI in writing. No Default hereunder has occurred and is continuing.

Section 3.13  Compliance with the Law. Neither the Seller nor any Subsidiary:

(a)  is in violation of any law, ordinance, or governmental rule or regulation to which the Seller or any Subsidiary or any of their respective Properties are subject including but not limited to those laws, ordinances and governmental rules and regulations regarding employee wages and overtime;

(b)  has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of their respective Properties or the conduct of their respective businesses; which violation or failure might adversely affect the business, prospects, profits, Properties or condition (financial or otherwise) of the Seller or any Subsidiary.

Section 3.14  ERISA. The Seller and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA, and no "reportable event," as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of the Seller or any Subsidiary.

Section 3.15 Subsidiaries. The Seller has two known Subsidiaries, being Telefamilia Communications, Inc., and Digerati Networks, Inc. each a Texas corporation.

Section 3.16 RICO. The Seller is not in violation of any laws, statutes or regulations, including, without limitation, RICO, which contain provisions which could potentially override CSI's security interest in the Collateral (as that term is defined in the Security Instruments).

ARTICLE IV

AFFIRMATIVE COVENANTS

A deviation from the provisions of this Article IV shall not constitute a Default under this Agreement if such deviation is consented to in writing (in the manner hereinafter provided in Section 9.02) by CSI. Without the prior written consent of CSI, the Seller will at all times comply with the covenants contained in this Article IV, from the date hereof and for so long as any Obligations or the Commitment is outstanding.

Section 4.01  Financial Statements and Reports. The Seller and the Subsidiaries will promptly furnish to CSI from time to time upon request such information regarding the business and affairs and financial condition of the Seller and its Subsidiaries as CSI may reasonably request, and will furnish to CSI:

(a)  Annual Financial Statements. As soon as available and in any event within ninety (90) days after the close of each fiscal year of the Seller, the reviewed consolidated and consolidating balance sheets of the Seller and its Subsidiaries as at the end of such year and the reviewed consolidated and consolidating operating statements of the Seller and its Subsidiaries as at the end of such year (showing income, expenses and surplus), setting forth in each case in comparative form figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles and reviewed by an independent certified public accountant acceptable to CSI;

(b)  Monthly Financial Statements. As soon as available and in any event within twenty (20) days after the end of each calendar month, the consolidated and consolidating balance sheets of the Seller and its Subsidiaries as at the end of such month and the consolidated and consolidating operating statements of the Seller and its Subsidiaries for such month (showing income, expenses and surplus for such month and for the period from the beginning of the fiscal year to the end of such month), all prepared in accordance with generally accepted accounting principles, certified by the principal financial officer of the Seller;

(c)  Accounts Agings. As soon as available and in any event within ten (10) days after the end of each calendar month and with each Schedule A, an aging of all accounts payable and accounts receivable, showing each such account which is thirty (30), sixty (60), ninety (90) and over ninety (90) days past due (such listing to include Accounts that have been purchased by CSI as well as accounts that continue to be owned by Seller);

(d) Inventory Perpetual. On or before the first Business Day of each week, a perpetual inventory schedule as of the end of the preceding week; and

(e) New Accounts Eligible for Purchase. On or before the first Business Day of each week, a report of Accounts Eligible for Purchase in the form described in Section 2.01 above, together with cash receipt journals, sales journals and backup for all miscellaneous credits and debits which support such report (as well as copies of checks and invoices for new billings if requested by CSI). Such report shall also reflect (i) the amount of sales and receipts of Seller during the preceding week, (ii) all new accounts receivable generated by such sales, including the name, invoice amount, contact person and telephone number of the customer generating such accounts receivable, and (iii) such other information as CSI may reasonably request.

All such balance sheets and other financial statements referred to in this Section 4.01 above shall be in such detail as CSI may reasonably request and shall conform to generally accepted accounting principles applied on a basis consistent with those of the Financial Statements, except only for such changes in accounting principles or practice with which independent certified public accountants concur.

Section 4.02  Compliance with Laws; Payment of Taxes and Other Claims. The Seller will and will cause each Subsidiary to observe and comply with (a) all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers applicable to it and where the failure to observe or comply would have a material adverse effect on the condition, financial or otherwise, of Seller; and (b) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon the Seller or any Subsidiary or upon the income or any Property of the Seller or any Subsidiary as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a lien upon any or all of the Property of the Seller or any Subsidiary; provided, however, that, subject to the written approval of CSI, neither the Seller nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the Seller or its Subsidiary shall have set up reserves therefor adequate under generally accepted accounting principles.

Section 4.03  Maintenance. The Seller will and will cause each Subsidiary to (i) maintain its corporate existence, rights and franchises; (ii) observe and comply with all valid laws, statutes, codes, acts, ordinances, judgments, injunctions, rules, regulations, certificates, franchises, permits and licenses (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations) of all federal, state, county, municipal and other governmental authorities; (iii) maintain its Properties (and any Properties leased by or consigned to it or held under title retention or conditional sales contracts) in good and workable condition (ordinary wear and tear excepted) at all times and make all repairs, replacements, additions, betterments and improvements to its Properties as are needful and proper so that the business carried on in connection therewith may be conducted properly and efficiently at all times; and (iv) maintain and keep books of records and accounts, all in accordance with generally accepted accounting principles, consistently applied, of all dealings and transactions in relation to its business and activity.

Section 4.04 Further Assurances. The Seller will and will cause each Subsidiary to cure promptly any defects in the execution and delivery of the Security Instruments, including this Agreement. The Seller at its expense will promptly execute and deliver to CSI upon request all such other and further documents, agreements and instruments to effectuate the agreements of the Seller or any of its Subsidiaries in the Security Instruments, including in this Agreement, or to further evidence and more fully describe the collateral intended as security for obligations created hereby, or to correct any omissions in the Security Instruments, or more fully to state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 4.05  Performance of Obligations. The Seller will pay its Obligations according to the reading, tenor and effect of this Agreement and the other Security Instruments; and the Seller will do and perform every act and discharge all of the obligations provided to be performed and discharged by the Seller under the Security Instruments, including this Agreement, at the time or times and in the manner specified, and cause each of its Subsidiaries to take such action with respect to their obligations to be performed and discharged under the Security Instruments to which they respectively are parties.

Section 4.06  Reimbursement of Expenses. The Seller will pay all legal fees incurred by CSI in connection with the preparation of this Agreement and the Security Instruments, up to Two Thousand Five Hundred and No/100 Dollars ($2,500.00). The Seller shall also pay all legal fees incurred by CSI in connection with amendment, interpretation, administration and enforcement of this Agreement and any and all other Security Instruments contemplated hereby. The Seller will, upon request, promptly reimburse CSI for all amounts expended, advanced or incurred by CSI to satisfy any obligation of the Seller under this Agreement or any other Security Instrument, or to protect the Properties or business of the Seller or any Subsidiary or to enforce the rights of CSI under this Agreement or any other Security Instrument, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by CSI in connection with any such matters, together with interest eighteen percent (18%) per annum.

Section 4.07  Insurance. The Seller and each Subsidiary now maintains and will continue to maintain with financially sound and reputable insurers, insurance with respect to its respective Properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar businesses and similarly situated but in any event, all fixed assets of the Seller shall be insured for their fair replacement value. All such policies shall name CSI as loss payee. Upon request of CSI, the Seller will furnish or cause to be furnished to CSI from time to time a summary of the insurance coverage of the Seller and its Subsidiaries in form and substance satisfactory to CSI and if requested will furnish CSI copies of the applicable policies.

Section 4.08  Right of Inspection. The Seller will permit and will cause each Subsidiary to permit any officer, employee or agent of CSI to visit and inspect any of the Properties of the Seller or any Subsidiary, to conduct at least three (3) field reviews each year, to examine the Seller's or any Subsidiary's books of record and accounts, to take copies and extracts therefrom, and to discuss the affairs, finances and accounts of the Seller or any Subsidiary with the Seller's or Subsidiary's current and former officers, employees, accountants and auditors, all at such times and as often as CSI may desire. The Seller shall reimburse CSI for all of CSI's out-of-pocket expenses in connection with the field reviews.

Section 4.09  Notice of Certain Events. The Seller shall promptly notify CSI if the Seller learns of the occurrence of (i) any event which constitutes a Default, together with a detailed statement by a responsible officer of the Seller of the steps being taken to cure the effect of such Default; or (ii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of indebtedness of the Seller or any Subsidiary or of any security (as defined in the Securities Act of 1933, as amended) of the Seller or any Subsidiary with respect to a claimed default, together with a detailed statement by a responsible officer of the Seller specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Seller or its Subsidiary is taking or proposes to take with respect thereto; or (iii) any legal, judicial or regulatory proceedings affecting the Seller or any Subsidiary or any of the Properties of the Seller or any Subsidiary in which the amount involved is material and is not covered by insurance or which, if adversely determined, would have a material and adverse effect on the business or the financial condition of the Seller or any Subsidiary; or (iv) any dispute between the Seller or any Subsidiary and any governmental or regulatory body or any other Person which, if adversely determined, might materially interfere with the normal business operations of the Seller or any Subsidiary; or (v) any material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Seller or any Subsidiary, from those reflected in the Financial Statements or by the facts warranted or represented in any Security Instrument, including this Agreement.

Section 4.10  ERISA Information and Compliance. The Seller will promptly furnish to CSI (i) if requested by CSI, promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction," as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal financial officer of the Seller specifying the nature thereof, what action the Seller or any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Seller will fund, or will cause its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of the Seller or any of its Subsidiaries, and comply with all applicable provisions of ERISA.

Section 4.11 Environmental Requirements. Seller shall comply with all federal laws, state statutes, municipal ordinances and all other governmental standards, rules and regulations applicable to Seller or to its Property in respect to occupational health and safety, hazardous waste and substances and environmental matters. Seller shall promptly notify CSI of its receipt of any notice of a violation or an alleged violation of any such federal laws, state statutes, municipal ordinances or other governmental standards, rules or regulations. Seller shall indemnify and hold CSI harmless from all loss, cost, damages, claim and expense incurred by CSI on account of the Seller's failure to perform the obligations of this Section.

ARTICLE V

NEGATIVE COVENANTS

A deviation from the provisions of this Article V shall not constitute a Default under this Agreement if such deviation is consented to in writing (in the manner hereinafter provided in Section 9.02) by CSI. Without the prior written consent of CSI, the Seller will at all times comply with the covenants contained in this Article V, from the date hereof and for so long as any part of the Obligations or the Commitment is outstanding.

Section 5.01  Debts, Guaranties and Other Obligations. Neither the Seller nor any Subsidiary will incur, create, assume or in any manner become or be liable in respect of any indebtedness (including obligations for the payment of rentals); and neither the Seller nor any Subsidiary will guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except that the foregoing restrictions shall not apply to:

(a) Obligations of Seller and its Subsidiaries pursuant to this Agreement and the other Security Instruments;

(b) liabilities, direct or contingent, of the Seller and its Subsidiaries existing on the date of this Agreement which are reflected in the Financial Statements or have been disclosed to CSI in writing, but not any renewals and extensions thereof;

(c) liabilities in relation to leases and lease agreements to the extent permitted by Section 5.07 hereof;

(d) endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business;

(e) trade payables or similar obligations from time to time incurred in the ordinary course of business other than for borrowed money;

(f) taxes, assessments or other government charges which are not yet due or are being contested pursuant to Section 4.02 hereof.

Section 5.02  Liens. Neither the Seller nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations to CSI;

(b) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor;

(c) Liens of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums not yet due or, subject to the written approval of CSI, being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor;

(d) Liens existing on Property owned by the Seller or any Subsidiary on the date of this Agreement which have been disclosed to CSI in writing but not any renewals and extensions thereof;

(e) pledges or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws; and

(f) inchoate liens arising under ERISA to secure the contingent liability of the Seller or any Subsidiary permitted by Section 4.10 hereof.

Section 5.03  Investments, Loans and Advances. Neither the Seller nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a) loans, advances or investments the material details of which have been set forth in the Financial Statements or have been otherwise disclosed to CSI in writing prior to the execution of this Agreement;

(b) investments in direct obligations of the United States of America or any agency thereof;

(c) investments in certificates of deposit issued by commercial banks in the United States having a combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00); and

(d) investments in commercial paper with the best rating by Standard & Poor's, Moody's Investors Service, Inc., or any other rating agency satisfactory to CSI issued by companies in the United States with a combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00).

Section 5.04  Dividends, Distributions and Redemptions. The Seller will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders as such; provided, however, if the stockholders of the Seller are subject to income taxes as a result of earnings of the Seller being taxed to such stockholders, the Seller may pay dividends to the stockholders to the extent of such income tax liability (but only to the extent not offset by applicable losses).

Section 5.05  Sale of Properties. Neither the Seller nor any Subsidiary will sell, transfer or otherwise dispose of all or any substantial portion or integral part of its Properties except in the ordinary course of business, or enter into any arrangement, directly or indirectly, with any Person whereby the Seller or any Subsidiary shall sell or transfer any Property, whether now owned or hereafter acquired, and whereby the Seller or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Seller or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 5.06  Nature of Business. Neither the Seller nor any Subsidiary will permit any material change to be made in its senior management employees or in the character of its business as carried on at the date hereof.

Section 5.07  Limitation on Leases. Neither the Seller nor any Subsidiary will create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal), under leases or lease agreements, without the prior written consent of CSI, except (i) leases and lease agreements for equipment used in the office operations of the Seller in an aggregate amount for the Seller and all Subsidiaries (determined on a consolidated basis) not to exceed $50,000 in any fiscal year of the Seller, and (ii) leases and lease agreements for real property at 8600 Wurzbach, Suite 700W, San Antonio, Texas 78240.

Section 5.08 Mergers, Consolidations, etc. Neither the Seller nor any Subsidiary will amend its certificate or articles of incorporation or otherwise change its corporate name or structure, or consolidate with or merge into or acquire any Person, or permit any other Person to consolidate with or merge into or acquire the Seller or any Subsidiary or acquire the stock of any corporation or form any Subsidiary.

Section 5.09  ERISA Compliance. The Seller will not at any time permit any Plan maintained by it or any Subsidiary to:

(a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended;

(b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or

(c) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Seller or any Subsidiary pursuant to Section 4068 of ERISA.

Section 5.10  Issuance of Stock. During the term of this Agreement, Seller will not issue any additional shares of stock without the written consent of CSI.

Section 5.11 Changes in Accounting Methods. The Seller will not make any change in its accounting method as in effect on the date of this Agreement or change its fiscal year ending date from December 31, unless such changes have the prior written approval of CSI.

Section 5.12 Transactions With Affiliates. The Seller will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of any service) with any Affiliate, other than in the ordinary course of its business and upon substantially the same or better terms as it could obtain in an arm's length transaction with a Person who is not an Affiliate.

Section 5.13 RICO. The Seller will not violate any laws, statutes or regulations, whether federal or state, for which forfeiture of its properties is a potential penalty, including, without limitation, RICO.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01  Events. Any of the following events shall be considered an "Event of Default" as that term is used herein:

(a) Default in obligations hereunder. Default is made in any obligation of Seller to CSI hereunder; or

(b) Representations and Warranties. Any representation or warranty made by the Seller, any Subsidiary any Guarantor or any Validity Guarantor in any Security Instrument, including this Agreement, proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made by the Seller, any Subsidiary or any Guarantor (or any officer, accountant or attorney of the Seller or any Subsidiary or any Guarantor) under any Security Instrument, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

(c) Affirmative Covenants. Default is made in the due observance or performance of any of the covenants or agreements contained in Article IV of this Agreement; or

(d) Negative Covenants. Default is made in the due observance or performance by the Seller or any Subsidiary of any of the covenants or agreements contained in Article V of this Agreement; or

(e) Conditions Precedent. The Seller fails to satisfy, or cause to be satisfied, any of the conditions precedent contained in Article VII hereof which are not to be completed as of the date of this Agreement; or

(f) Other Security Instrument Obligations. Default is made in the due observance or performance by the Seller, any Subsidiary or any Guarantor of any of the covenants or agreements contained in any Security Instrument other than this Agreement, and such default continues unremedied beyond the expiration of any applicable grace period which may be expressly allowed under such Security Instrument; or

(g) Involuntary Bankruptcy Proceedings. A receiver, conservator, custodian, liquidator, creditors' committee, board of inspectors, or trustee of the Seller, any Subsidiary or any Guarantor, or of any of their Property, is created, engaged, retained, procured, authorized, or appointed in the United States or under any law of any foreign country by the order or decree of any court or agency or supervisory authority having jurisdiction; or the Seller, any Subsidiary or any Guarantor becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, or is the subject of an order for relief, or becomes a bankrupt or insolvent; or any of the Seller's, any Subsidiary's or any Guarantor's Property is sequestered, seized, or attached in the United States or under any law of any foreign country by court order or decree; or a complaint, petition, or similar pleading is filed against the Seller, any Subsidiary or any Guarantor under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, in the United States or in any foreign country, whether such law is now in existence or hereafter in effect; or

(h) Voluntary Petitions. The Seller, any Subsidiary or any Guarantor files a petition in bankruptcy or reorganization or seeks relief under any provision of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, in the United States or in any foreign country, whether such law is now in existence or hereafter in effect, or the Seller, any Subsidiary or any Guarantor is the subject of an order for relief or winding-up petition entered by any bankruptcy court, or the Seller or any Subsidiary or any Guarantor consents to the filing of any petition against it under any such law in the United States or in any foreign country; or

(i) Assignments, Conveyances, or Transfers for Benefit of Creditors. The Seller, any Subsidiary or any Guarantor makes an assignment, conveyance, or transfer for the benefit of its creditors, or for the purpose of enforcing a lien against its Property, or admits in writing its inability to pay its debts generally as they become due, or is generally not paying its debts as such debts become due, or consents to the appointment of a custodian, receiver, trustee, assignee, or liquidator of all, substantially all, less than substantially all, or any part of its Property for the purpose of enforcing a lien against its Property; or

(j) Discontinuance of Business. The Seller or any Subsidiary discontinues its usual business; or

(k) Default on Other Debt or Security. The Seller, any Subsidiary or any Guarantor fails to make any payment due on any indebtedness or security (as "security" is defined in the Securities Act of 1933, as amended) or any event shall occur or any condition shall exist in respect of any such indebtedness or security of the Seller, any Subsidiary or any Guarantor, or under any agreement securing or relating to such indebtedness or security, the effect of which is (i) to cause or to permit any holder of such indebtedness or other security or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness or security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security (other than common stock of the Seller or any Subsidiary) to elect (whether or not such holder or trustee does elect) a majority of the directors on the board of directors of the Seller or such Subsidiary; or

(l) Undischarged Judgments. If judgment for the payment of money in excess of Ten Thousand and No/100 Dollars ($10,000.00) is rendered by any court or other governmental body against the Seller, any Subsidiary or any Guarantor and the Seller, Subsidiary or Guarantor does not immediately discharge the same or provide for its immediate discharge in accordance with its terms, or procure a stay of execution thereof within ten (10) days from the date of entry thereof, and within said period of ten (10) days from the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles; or

(m) Insolvency. If the Seller shall be or become insolvent; or

(n) Fraudulent Transfers. The Seller shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent transfer or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint or other process which is not vacated within 60 days from the date thereof; or

(o) Forfeiture. The filing of formal charges under a federal or state law for which forfeiture of Seller's Property is a potential penalty.

Section 6.02  Remedies. Upon demand or the happening of any Event of Default specified in Section 6.01, (i) CSI may immediately charge back to Seller all Accounts purchased by CSI that remain uncollected by CSI as of the date thereof and immediately require the repurchase of such Accounts in the manner provided in Section 2.01 above; and (ii) all obligations, if any, of CSI hereunder, including the Commitment, shall immediately cease and terminate unless and until CSI shall reinstate same in writing.

Section 6.03 Prohibition of Transfer, Assignment and Assumption. This Agreement pertains to the agreement by CSI to purchase certain Accounts of the Seller pursuant to the terms provided herein and cannot be transferred to, assigned to or assumed by any other person or entity either voluntarily or by operation of law. In the event Seller or any Subsidiary becomes a debtor under the Bankruptcy Code of the United States or under the law of any foreign country, any trustee or debtor in possession may not assume or assign this agreement nor delegate the performance of any provision hereunder.

Section 6.04  Right of Set-off. Upon the occurrence of any Event of Default, or if the Seller becomes insolvent, however evidenced, CSI and any agent bank of CSI is hereby authorized at any time and from time to time, without notice to the Seller (any such notice being expressly waived by the Seller), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by CSI or any agent bank of CSI to or for the credit or the account of the Seller against any and all of the Obligations of the Seller, irrespective of whether or not CSI shall have made any demand under this Agreement. CSI agrees promptly to notify the Seller after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of CSI under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off), which CSI may have.

ARTICLE VII

CONDITIONS

The obligation of CSI to consider the purchase of Accounts of Seller pursuant to the terms hereof is subject to the accuracy of each and every representation and warranty of the Seller and its Subsidiaries made or referred to in each Security Instrument, including this Agreement, or in any certificate delivered to CSI pursuant to or in connection with any Security Instrument, including this Agreement, to the performance by the Seller of its obligations to be performed hereunder on or before the date of the purchase of Accounts hereunder, and to the satisfaction of the following further conditions which must be satisfied as of the date of this Agreement or the date of purchase of further Accounts hereunder.

Section 7.01  Closing. The delivery of all instruments and certificates referred to in this Article VII not theretofore delivered shall occur on or before November 4, 2005.

Section 7.02  Schedules. The Seller shall have duly and validly issued, executed and delivered one or more schedules evidencing the Accounts to be considered for purchase by CSI hereunder.

Section 7.03  Charter; By-laws. CSI shall have received a copy, certified as true by the Secretary or Assistant Secretary of the Seller or the Subsidiary, respectively, of the articles or certificate of incorporation and the by-laws of the Seller and any Subsidiary which is to execute this Agreement or any Security Instrument pursuant to this Agreement.

Section 7.04  Secretary's Certificates. CSI shall have received, on or before the date of Closing, certificates of the Secretary of the Seller and any Subsidiary which is to execute any Security Instrument pursuant to this Agreement setting forth (i) resolutions of its board of directors in form and substance satisfactory to CSI with respect to the authorization of this Agreement and any other Security Instruments provided herein and the officers authorized to sign such instruments, and (ii) specimen signatures of the officers so authorized.

Section 7.05  Counsel of CSI. At the time of the Closing, all legal matters incident to the transactions herein contemplated shall be satisfactory to counsel of CSI.

Section 7.06  No Default. At the time of each purchase of Accounts hereunder, no Default shall have occurred, and there shall not have occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute a default or event of default under any note, agreement or trust indenture to which the Seller or any Subsidiary is a party.

Section 7.07  No Material Adverse Changes. Prior to each purchase of Accounts by CSI hereunder, there shall have occurred, in the opinion of CSI, no material adverse changes, either in any case or in the aggregate, in the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Seller or any Subsidiary, from those reflected in the Financial Statements or by the facts warranted or represented in any Security Instrument, including this Agreement.

Section 7.08  Other Security Instruments and Information. The Seller shall have duly and validly executed and delivered, or caused to be executed and delivered, to CSI the following instruments, each in form and substance satisfactory to CSI, in sufficient executed counterparts for recording purposes, as security for obligations of Seller to CSI hereunder and other Obligations and shall have delivered the following documents containing information necessary to the preparation and perfection of the liens created by such instruments:

(a) Security Agreements covering all of the Seller's accounts receivable, general intangibles, inventory, equipment, chattel paper, instruments and documents; and

(b) Financing Statements relating to the items described in Subsection (a).

Section 7.09  Guaranties. The Validity Guarantors shall have duly and validly executed and delivered, or caused to be executed and delivered, to CSI in form and substance satisfactory to CSI, the Validity Guaranty Agreement(s). The Guarantors shall have duly and validly executed and delivered, or caused to be executed and delivered, to CSI in form and substance satisfactory to CSI, the Guaranty Agreement(s).

Section 7.10  Recordings. The Security Instruments described in Section 7.08 hereof, including financing statements, security agreements and other notices related thereto, shall have been duly delivered to the appropriate offices for filing, recording or registration, and CSI shall have received confirmations of receipt thereof from the appropriate filing, recording or registration offices.

Section 7.11 Landlord's Waiver. The owner of Seller's offices at 8600 Wurzbach, Suite 700W, San Antonio, Texas 78240, shall have executed and delivered, in form and substance satisfactory to CSI, in sufficient executed counterparts for recording purposes, waivers of any Liens to which it may be entitled, in favor of CSI.

Section 7.12 Additional Matters. CSI shall have received all exhibits, annexes and schedules herein referenced and such additional reports, certificates, documents, statements, legal opinions, agreements and instruments, in form and substance reasonably satisfactory to CSI, as CSI shall have reasonably requested from the Seller, Guarantors and their counsel.

Section 7.13 Further Purchases of Accounts. All purchases of Accounts hereunder shall further be subject to the following specific conditions:

(a) There shall have been no default under this Agreement or under any of the other Security Instruments;

(b) The Financial Statements and all other financial information required by CSI shall have been furnished and shall be, as of the date of the requested advance, true and correct; and

(c) The financial condition of the Seller, as shown by the most recent Financial Statement described in Section 4.01(b) hereof, shall be acceptable to CSI, in its sole discretion.

ARTICLE VIII

ACCOUNT CONTROL

Section 8.01 Collection by CSI. In the Event of Default, Seller specifically authorizes CSI, to the extent permitted by applicable law, to notify each Account Debtor to pay directly to CSI all accounts that are Accounts or Collateral (as defined in the Security Agreement(s) referenced in Section 7.08 of this Agreement), regardless of whether Seller has defaulted hereunder. CSI is authorized, but not obligated, to collect, sue for and give releases for all monies or other items of value due on all Accounts. CSI is hereby specifically authorized to endorse all checks, drafts or other forms of trade acceptances that are made payable to Seller, whether tendered in payment of Accounts or otherwise, and to apply such payments against the applicable Accounts or, if such payment does not relate to a particular Account, against any other obligation of Seller to CSI. Seller authorizes CSI to accept, indorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller. Seller shall not assert against CSI any claim arising therefrom, irrespective of whether such action by CSI effects an accord and satisfaction of Seller's claims, under §3-311 of the Uniform Commercial Code, or otherwise. Seller hereby waives notice of nonpayment of any Accounts as well as all other notices, demands or presentations for payment hereunder, and Seller expressly agrees that CSI may extend or renew from time to time the payment of any account without notice to or consent by Seller. In the event it becomes necessary for CSI to employ an attorney and incur other expenses to collect any account or to enforce any of the terms of this Agreement by reason of a breach or default by Seller, Seller agrees to pay to CSI an amount equal to all reasonable attorneys' fees, expenses and costs incurred by CSI. In the event any merchandise represented by any Account shall be returned to or repossessed by the Seller, such merchandise shall be held by the Seller in trust for CSI, separate and apart from the Seller's own property, and subject to CSI’s directions and control. With respect to any returned or repossessed merchandise, Seller shall, at its sole cost and expense, (a) provide proper storage therefor, (b) maintain adequate insurance coverage thereon, (c) prepare the same for sale, (d) defend title thereto, (e) take any other action necessary for the protection thereof, (f) pay all freight and related shipping costs, and (g) be responsible for any other costs or expenses incurred in connection with the foregoing, including, without limitation, attorneys' fees. In order to satisfy any of the Obligations, CSI is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller wherever located.

Section 8.02 Verification and Collection of Accounts. Seller hereby authorizes CSI to contact each Account Debtor at any time for purposes of verification or collection of Accounts. Seller shall cooperate with CSI to the maximum extent possible to provide information necessary for CSI to accomplish verification or collection of any Receivable. Unless otherwise agreed by CSI in writing, Seller shall provide the original invoice and any necessary copies required by the Account Debtor and one copy to CSI ready for mailing with the required postage to the Account Debtor. All invoices shall direct that payment be made to a post office box or other address owned and controlled by CSI, to be provided by CSI. If requested by CSI, Seller agrees to furnish evidence of shipment of the related merchandise and/or performance of services rendered, and a written assignment and bill of sale of such Receivable, all in a form satisfactory to CSI, including the original purchase order from the Account Debtor. If requested by CSI, all invoices for Accounts shall plainly state on their faces in language acceptable to CSI that the amounts payable thereunder have been sold to and are payable directly to CSI. If payment is made to Seller under any circumstances, such payment shall be held in trust by Seller for CSI and shall not be negotiated or commingled in any way with any of Seller's funds. Seller shall either (i) hand-deliver to CSI any payment it receives from an Account Debtor within one business day of such receipt, or (ii) mail to CSI any payment it receives from an Account Debtor on the same day of such receipt, all in the original form as received by Seller. In the event the form of any payment on an Account received by Seller is made payable to Seller, Seller shall endorse such instrument to the order of CSI. In the event that Seller does not deliver or mail the payments to CSI within the time frames established by this Section 8.02, CSI shall be permitted to redirect Seller’s mail to CSI. Seller agrees to furnish CSI, upon request, any and all papers, documents or records of whatever nature related directly or indirectly, to any Accounts.

Section 8.03 Terms - Seller's Customers. Except as may otherwise be agreed to in writing from time to time, all Accounts shall be due on or before the Agreed Due Date. All invoices to be purchased pursuant hereto will be forwarded to the Account Debtor upon delivery of the goods or the services that are the subject of the Account. Seller shall not vary the terms of sale, terms of payment, or location of payment set forth in the invoice relating to any Account without CSI's prior written consent, it being understood that any Account is the property of CSI.

Section 8.04 Power of Attorney. For so long as this Agreement has not been terminated, CSI is hereby irrevocably authorized as Seller’s Attorney-in-Fact, with full authority in the place of Seller and in the name of Seller or otherwise, in CSI’s discretion, to take any action and to execute any instrument which CSI may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) To endorse in the name of Seller, and to take all actions necessary to collect for deposit to CSI’s account, all checks, drafts and other forms of trade acceptances, negotiable instruments and other forms of payment (hereinafter collectively referred to as the “Payments”) which are tendered in payment of Accounts or in payment of insurance claims relating to the Accounts, or which are received by CSI. The authorization includes, without limitation, the power to open, cash, endorse, deposit and otherwise collect all such Payments in the event they are not made payable to CSI;

(b) To contact Account Debtors at any time in order to verify and/or collect Accounts;

(c) To contact the Internal Revenue Service and other State and local taxing authorities in order to ascertain Seller’s tax liability;

(d) To obtain and adjust insurance required to be paid to CSI;

(e) To ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Accounts;

(f) To file, at Seller’s expense, any claims or take any action or institute any proceedings which CSI may deem necessary or desirable for the collection of any of the Accounts or any of the collateral securing payment of the Accounts or otherwise to enforce the rights of CSI with respect to the Accounts.

This Power of Attorney is irrevocable and coupled with an interest. Seller hereby acknowledges that Seller is not entitled to any notice, demand or presentation with respect to payment of any Account and agrees that CSI may extend or renew from time to time the payment of any Account without notice to or consent by Seller.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Notices. All communications under or in connection with this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or personally delivered to an officer of the receiving party. All such communications shall be mailed or delivered as follows:

(a) If to the Seller, to the address set forth in the introductory paragraph of this Agreement, or to such other address or to such individual's or department's attention as it may have furnished CSI in writing;

(b) If to CSI, to the address set forth in the introductory paragraph of this Agreement, or to such other address or to such individual's or department's attention as it may have furnished to the Seller in writing.

Any notice so addressed and mailed by registered or certified mail, return receipt requested, shall be deemed to be given when so mailed, and any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Seller or CSI, as the case may be.

Section 9.02  Deviation from Covenants. The procedure to be followed by the Seller to obtain the consent of CSI to any deviation from the covenants contained in this Agreement or any other Security Instrument shall be as follows:

(a) The Seller shall send a written notice to CSI setting forth (i) the covenant(s) relevant to the matter, (ii) the requested deviation from the covenant(s) involved, and (iii) the reason for the requested deviation from the covenant(s); and

(b) CSI will within a reasonable time send a written notice to the Seller, signed by an authorized officer of CSI, permitting or refusing the request; but in no event will any deviation from the covenants of this Agreement or any other Security Instrument be effective without the written consent of CSI.

Section 9.03  Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other Security Instrument shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Security Instrument.

Section 9.04  Survival of Agreements. All representations and warranties of the Seller herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, shall survive such date.

Section 9.05  Successors and Assigns. All covenants and agreements contained by or on behalf of the Seller or any Subsidiary or any Guarantor in this Agreement and any other Security Instrument shall bind its successors and assigns or the heirs and personal representatives of any individual Guarantor and shall inure to the benefit of CSI and its successors and assigns; except that neither the Seller nor any Guarantor nor any Person acting on behalf of any of them may assign any of their rights hereunder without the prior written consent of CSI.

Section 9.06  Waivers. No course of dealing on the part of CSI, its officers, employees, consultants or agents, nor any failure or delay by CSI with respect to exercising any right, power or privilege of CSI under this Agreement or any other Security Instrument shall operate as a waiver thereof, except as otherwise provided in Section 9.02 hereof.

Section 9.07  Cumulative Rights. Rights and remedies of CSI under this Agreement and each other Security Instrument shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 9.08  Construction. This Agreement is a contract made under and shall be construed in accordance with and governed by the laws of the State of Texas.

Section 9.09  Multiple Originals. This Agreement may be executed in two (2) or more copies; each fully executed copy shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.10  Exhibits and Schedules. All exhibits and schedules to this Agreement are incorporated herein by this reference for all purposes. The exhibits and schedules may be attached hereto, or bound together with or separately from this Agreement, and such binding shall be effective to identify such exhibits and schedules as if attached to this Agreement.

Section 9.11  Performance and Venue. The obligations of the parties hereto contained herein are performable in Houston, Harris County, Texas, and venue for any action in connection therewith shall be in Harris County, Texas.

Section 9.12 Negotiation of Documents. This Agreement and all other Security Instruments have been negotiated by the parties at arm's length, each represented by its own counsel, and the fact that the documents have been prepared by CSI's counsel, after such negotiation, shall not be cause to construe any of such documents against CSI.

Section 9.13 Notices Received by CSI. Any instrument in writing, telex, telegram, telecopy or cable received by CSI in connection with any sale of Accounts or other transaction hereunder, which purports to be dispatched or signed by or on behalf of the Seller, shall conclusively be deemed to have been signed by such party, and CSI may rely thereon and shall have no obligation, duty or responsibility to determine the validity or genuineness thereof or authority of the Person or Persons executing or dispatching the same.

Section 9.14 Determination of Purchase Price. The Purchase Price of the Accounts has been determined pursuant to negotiations between CSI and Seller and represents the fair market value thereof, after due consideration has been given to the nature of the Account, the probability of prompt collection thereof, the creditworthiness of the Account Debtor, the payment history of the Account Debtor and other economical factors relative to the Accounts. Further, in arriving at the Purchase Price, consideration has been given to services rendered and services that will be rendered in the future by CSI in connection with credit investigations of Account Debtor, supervising the ledgering of accounts purchased, supervising the collection of accounts purchased, and the assumption of certain credit risks. The parties hereto acknowledge that the purchase of the Accounts by CSI constitutes an outright conveyance by the Seller to CSI.

Section 9.15 Provision Regarding Usury. Nothing contained herein, nor any course of dealing in the future, shall be construed to be anything other than an outright purchase and sale of such Accounts. All right, title and interest of the Seller has been conveyed to CSI and such transaction is not subject to a security interest in the Accounts and the Purchase Price paid to Seller by CSI constitutes consideration for the acquisition of the Accounts and under no circumstances shall be construed as a loan and no consideration herein set forth is for the use, forbearance or detention of money. Except with respect to Section 4.06 above, nothing contained herein shall be construed as to require the payment of interest; however, should a court of competent jurisdiction rule that any consideration paid hereunder (including amounts paid pursuant to Paragraph 4.06) are in fact or in law to be treated as interest, in no event shall Seller be obligated to pay that interest at a rate in excess of the maximum amount permitted by law, and all agreements, conditions, or stipulations contained herein, if any, which may in any event or contingency whatsoever operate to bind, obligate, or compel Seller to pay a rate of interest exceeding the maximum rate of interest permitted by law shall be without binding force or effect at law or in equity to the extent only of the excess of interest over such maximum rate of interest permitted by law. Also in such event, CSI may “spread” all charges characterized as interest over the entire term of all transactions with Seller and will refund to Seller the excess of any payments made over the highest lawful rate. It is the intention of the parties hereto that in the construction and interpretation of this Agreement, the foregoing sentence shall be given precedence over any other agreement, condition, or stipulation herein contained which is in conflict with same.

Section 9.16 No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Seller and CSI. This Agreement does not create, and is not intended to create, any rights in favor of or enforceable by any other Person. This Agreement may be amended or modified by the agreement of the Seller and CSI, without any requirement or necessity for notice to, or the consent of or approval of any other Person.

Section 9.17 Termination; Release of Liability. Seller and CSI recognize that future purchases of Accounts are to be made only with mutual consent of Seller and CSI, through joint execution by Seller and CSI of a supplemental Schedule A. Accordingly, this Agreement shall continue in full force and effect unless and until each of the following occur: (i) written notice of the termination of this Agreement as it relates to future Accounts by any party hereto, (ii) the payment in full of all Obligations of Seller to CSI pursuant hereto and (iii) the collection of all outstanding Accounts sold by Seller to CSI that, in the sole discretion of CSI, can be collected; provided, however, that in lieu of the condition in item (iii), Seller may purchase the Account(s) (or any of them) in accordance with the terms of this Agreement pursuant to which an outstanding Account may or must be repurchased from CSI by Seller. Subject to the Payment of the Termination Fee by Seller, either party may immediately terminate this Agreement as to future transactions, without cause within its sole discretion, and nothing contained in this Agreement shall constitute an agreement or commitment to purchase any accounts until a supplemental Schedule describing such accounts has been executed by Seller and such accounts have been approved by CSI. In the event Seller shall have breached any provision of this Agreement or any other agreement with CSI, or if either party shall have given notice to the other of the termination of this Agreement as to future Accounts, any and all monies, balances or credits otherwise due by CSI to the Seller may be retained and applied by CSI from time to time to reduce the Obligations. The balance of such funds, if any, shall not be released to Seller unless all of Seller's Obligations hereunder have been paid in full. At the discretion of CSI, upon written notice of the termination of this Agreement as it relates to future Accounts by any party hereto, CSI may return and charge back to Seller any and all outstanding Accounts in the manner described in Section 2.01 above. At the discretion of Seller, upon written notice of termination of this Agreement as it relates to future Accounts by any party hereto, Seller may demand the sale by CSI to Seller of all or any of the Accounts. In addition and notwithstanding any provision of this Agreement to the contrary, CSI shall not be obligated to release any amounts otherwise owing by CSI to Seller unless and until Seller has executed and delivered to CSI a general release in the form attached hereto as Exhibit “A”. In recognition of CSI's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, CSI shall not be required to record any terminations or satisfactions of any of CSI's liens on the Collateral unless and until Seller has executed and delivered to CSI a general release in the form of Exhibit “A” hereto. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC. Termination of this Agreement shall not affect the rights and obligations of the parties accruing with respect to prior transactions.

Section 9.18 DTPA Waiver. Seller acknowledges and agrees, on its own behalf and on behalf of any permitted assigns and successors hereafter, that the DTPA is not applicable to this transaction. Accordingly, Seller's rights and remedies with respect to the transaction contemplated under this Agreement, and with respect to all acts or practices of CSI, past, present or future, in connection with such transaction, shall be governed by legal principles other than the DTPA. In furtherance thereof, Seller agrees as follows:

Seller waives its rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Seller’s own selection, Seller voluntarily consents to this waiver.

Section 9.19 Waiver of Trial by Jury. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or (ii) in any way connected with or related or incidental to the dealings of the parties hereto or any of them with respect to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto. In each case whether now existing or hereafter arising, and whether sounding in contract or tort or otherwise, each party hereby agrees and consents that any such claim, demand, action or cause of actions shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 9.20 No Obligation to Purchase Further Accounts. Seller specifically acknowledges and agrees that, anything herein to the contrary notwithstanding, CSI has the right to approve or reject any or all future accounts receivable proposed for sale under this Agreement IN ITS SOLE DISCRETION, and no course of conduct or prior course of dealing shall establish any commitment, obligation or agreement to purchase future accounts receivable.

Section 9.21 Use of Facsimiles. The parties acknowledge and agree that it is anticipated that execution of this Agreement, as well as schedules or other documents executed in connection herewith, may be evidenced by facsimile signatures, and such documents containing facsimile signatures shall be of the same force and effect as if original signatures had been obtained.

Section 9.22 Final Expression. THIS WRITTEN AGREEMENT AND THE SECURITY INSTRUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

SELLER:

ATSI COMMUNICATOINS, INC.

By:	/S/ Arthur L. Smith
Name: Title:	Arthur L. Smith CEO

CSI:

CSI BUSINESS FINANCE, INC.

By:	/S/ Timothy Connolly
Name: Title:	Timothy Connolly CEO

EXHIBIT “A”

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively "Releasor") hereby forever releases, discharges and acquits CSI Business Finance, Inc. ("Releasee"), its parent, partners, officers, directors, shareholders, agents and employees, of and from any and all claims of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain Factoring Agreement between Releasee and Releasor dated November 4, 2005 (collectively, the “Claims”).

Releasor agrees that the matters released herein are not limited to matters which are known or disclosed.

Releasor acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasee from any such unknown Claims.

Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

Releasor acknowledges that either (a) it has had advice of counsel of its own choosing in negotiations for and the preparation of this release, or (b) it has knowingly determined that such advise is not needed.

DATED: November 4, 2005

Individual Releasor:	[Name of individual], individually

Entity Releasor:	ATSI COMMUNICATIONS, INC.

	By: Name:	/s/ Arthur L. Smith Arthur L. Smith
	Title:	CEO